Exhibit 10.3

Execution Copy

SECURITY AGREEMENT

DATED NOVEMBER 9, 2004

FROM

THE GRANTOR REFERRED TO HEREIN

AS GRANTOR

TO

U.S. BANK NATIONAL ASSOCIATION

AS COLLATERAL AGENT

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SCHEDULES

Schedule I	Chief Executive Office, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number

Schedule II	Product Agreements and Assigned Agreements

Schedule III	Descriptions and Locations of Product Equipment and Product Inventory

Schedule IV	Changes in Name, Location, Etc.

Schedule V	Intellectual Property: Product Patents, Product Trademarks, Domain Names, Trade Dress, Product Trade Secrets, Product Copyrights and Product IP Agreements

Schedule VI	Books and Records

Schedule VII	New Drug Applications & Investigational New Drug Applications

Schedule VIII	Product Deposit Account

Schedule IX	Commercial Tort Claims

EXHIBITS

Exhibit A	Form of Intellectual Property Security Agreement

Exhibit B	Form of Intellectual Property Security Agreement Supplement

Exhibit C	Form of NDA Transfer Letter

Exhibit D	Form of Deposit Account Control Agreement

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SECURITY AGREEMENT

SECURITY AGREEMENT (this “Agreement”) dated as of November 9, 2004 made by and between VIROPHARMA INCORPORATED, a Delaware corporation (the “Grantor”), and U.S. BANK NATIONAL ASSOCIATION, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Secured Parties (as defined herein).

PRELIMINARY STATEMENTS

(1) The Grantor has entered into an Indenture dated as of October 18, 2004 (as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Bridge Indenture”) with U.S. Bank National Association, as Trustee (in such capacity, the “Trustee”), pursuant to which the Grantor has authorized the issuance of 10% Senior Secured Bridge Notes due 2005 (as they may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Bridge Notes”).

(2) Upon the fulfillment of certain conditions set forth in the Bridge Indenture, the Bridge Notes shall automatically be exchanged for Grantor’s 6% Convertible Senior Secured Notes due 2009 (as they may hereafter be amended, amended and restated, supplemented, or otherwise modified from time to time, the “2009 Notes,” and together with the Bridge Notes, collectively, the “Notes”) issued pursuant to an Indenture entered into between Grantor and Trustee, dated as of October 18, 2004 (as it may hereafter be amended, amended and restated, supplemented, or otherwise modified from time to time, the “2009 Indenture,” and together with the Bridge Indenture, each an “Indenture” and collectively the “Indentures”);

(3) The Grantor and Eli Lilly and Company, an Indiana corporation (“Lilly”), have entered into an Assignment, Transfer and Assumption Agreement, dated as of October 18, 2004 (the “Transfer Agreement”), pursuant to which Lilly has agreed, among others, to sell or license, and the Grantor has agreed, among others, to purchase or receive a license in, certain assets (the “Purchased Assets”);

(4) Pursuant to the Indenture in effect from time to time, the Grantor is entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Collateral Agent, the Trustee and the holders of the Notes (the “Holders”, and together with the Collateral Agent and the Trustee, collectively, the “Secured Parties”) a security interest in the Purchased Assets.

(5) The Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Indentures and the Notes issued thereunder.

(6) Terms defined in the Indenture then in effect and not otherwise defined in this Agreement are used in this Agreement as defined in such Indenture. Further, unless otherwise defined in this Agreement or in the Indentures, terms defined in Article 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 9. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security. The Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by the Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all right, title and interest of the Grantor in and to all United States new drug applications and investigational new drug applications filed with the United States Food and Drug Administration (“FDA”) and listed on Schedule VII hereto and all other submissions, supplements or amendments pertaining thereto, (the “Marketed Product NDAs”), with respect to Vancomycin (vancomycin hydrochloride), as marketed as of the date hereof in the Territory (as defined herein) as Vancocin® under NDA No. 50-606 and any other pharmaceutical products listed therein as may be marketed as of the date hereof in the Territory (the “Marketed Product”), including, without limitation, the materials contained in the official Marketed Product NDA files, including all Marketed Product NDA submissions, amendments, supplements, correspondence (including correspondence with the FDA field offices, FDA laboratories, FDA compliance offices and DDMAC), reports and memoranda of telephone conversations, constituting or reflecting communications between Lilly and the FDA regarding the Marketed Product NDA, such material in the working regulatory and clinical files pertaining to the conduct of upcoming annual reviews of the Marketed Product and required reports to the FDA that have yet to be filed, in each of the foregoing cases, which are purchased by the Grantor from Lilly pursuant to the Transfer Agreement, other than (i) primary sources such as laboratory notebooks or historical records not relevant to the maintenance of regulatory filings relating to the Marketed Product and marketing authorizations and (ii) any other submissions, supplements or amendments, files or data pertaining solely to jurisdictions outside the fifty (50) states and the District of Columbia and any territories or commonwealths constituting the United States of America, including Puerto Rico (the “Territory”);

(b) all right, title and interest of the Grantor in and to all United States new drug applications, abbreviated new drug applications and investigational new drug applications filed with the FDA and listed on Schedule VII hereto, and all other submissions, supplements or amendments pertaining thereto (the “Discontinued Product ANDAs”, and collectively with the Marketed Product NDAs, the “NDAs”), with respect to the pharmaceutical products listed therein as may be marketed after the date hereof in the Territory (the “Discontinued Product”, and together with the Marketed Product, the “Product”), in each of the foregoing cases, which are purchased by the Grantor from Lilly pursuant to the Transfer Agreement, other than (i) primary sources such as laboratory notebooks or historical records not relevant to the maintenance of regulatory filings relating to the Discontinued Product and marketing authorizations and (ii) any other submissions, supplements or amendments, files or data pertaining solely to jurisdictions outside of the Territory;

(c) all of the Grantor’s right, title and interest in and to all equipment and machinery located within the Territory which is now or hereafter owned by the Grantor and primarily used by or on behalf of the Grantor for the manufacture, production, preparation, packaging or shipment of the Product in the Territory (collectively, the “Product Equipment”), in all of its forms, including, without limitation, all parts thereof and all accessions thereto and all software related thereto, including, without limitation, to the extent permitted by applicable law, software that is embedded in and is part of the Product Equipment;

(d) all of the Grantor’s right, title and interest in and to all inventory located within the Territory which are used or consumed in, or result from, the manufacture, production, preparation or shipping of the Product by or on behalf of the Grantor, in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping of the Product, (ii) Product or components thereof in which the Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, those in which the Grantor has an interest or right as consignee) and (iii) the Product or components thereof that are returned to or repossessed or stopped in transit by the Grantor, and all accessions thereto and products thereof and documents therefor, and all software related thereto (any and all such property being the “Product Inventory”);

(e) all of the Grantor’s right, title and interest in and to all accounts, instruments (including, without limitation, promissory notes), general intangibles (including, without limitation, payment intangibles) and other obligations of any kind from obligors who maintain their chief executive office inside of the Territory or are organized under laws of a jurisdiction within the Territory in respect of the Product, whether or not arising out of or in connection with the sale or lease of such Product, or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations, security agreements, mortgages, Liens (as defined herein), letters of credit and other contracts securing or otherwise relating to the foregoing (any and all of such accounts, instruments, general intangibles and other obligations, to the extent not referred to in clause (h) below, being the “Product Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, letters of credit and other contracts being the “Product Receivables Agreements”);

(f) all of the Grantor’s right title and interest in and to all manufacturing agreements, transition services agreements, leases and other agreements (but excluding the Assigned Agreements and the Product IP Agreements (each as defined below) and, to the extent not prohibited by applicable law (taking into account the provisions of 9-406, 9-407, 9-408 or 9-409 of the UCC), all agreements with an agency, department or instrumentality of the United States of America or any state governmental authority in the United States of America) to which the Grantor is now or may hereafter become a party or beneficiary, including without limitation those “Product Agreements” listed in Schedule II hereto, and which primarily relate to the manufacture, production, shipment, marketing, sale, or distribution of the Product in the Territory, in each case, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Product Agreements”) and including, without limitation, (i) all rights of the Grantor to receive moneys due and to become due under or pursuant to the Product Agreements, (ii) all rights of the Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Product Agreements, (iii) claims of the Grantor for damages arising out of or for breach of or default under the Product Agreements and (iv) the right of the Grantor to terminate the Product Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Product Agreement Collateral”);

(g) all of the Grantor’s right, title and interest in and to each of the agreements listed in Schedule II hereto as the “Assigned Agreements” which are assigned to the Grantor by Lilly pursuant to the Transfer Agreement, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”) and including, without limitation, (i) all rights of the Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of the Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of the Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of the Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Assigned Agreement Collateral”);

(h) all of the Grantor’s right, title and interest in and to the Product Deposit Account (defined below) and all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in connection therewith (collectively, the “Account Collateral”);

(i) the following (collectively, the “Product Intellectual Property Collateral”):

(i) all of the Grantor’s right, title and interest in and to all, (i) patents, patent applications, utility models and statutory invention registrations, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof, in the Territory and listed in Schedule V hereto, all inventions claimed or disclosed therein and all improvements thereto (the “Purchased Patents”) and (ii) all patents, patent applications, utility models and statutory invention registrations, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof, now or hereafter owned by the Grantor in the Territory and which primarily relate to the manufacture, production, shipment, marketing, sale or distribution of the Product in the Territory (the “Future Product Patents,” and collectively with the Purchased Patents, the “Product Patents”);

(ii) all of the Grantor’s right, title and interest in and to all (i) trademarks listed in Schedule V hereto in the Territory, together, in each case, with the goodwill symbolized thereby (the “Purchased Trademarks”), and (ii) all trademarks, service marks, domain names, common law trade dress rights in the appearance, look, shape, size or color of the Product, logos, designs, slogans, and other source identifiers, whether registered or unregistered, which are now or hereafter owned by the Grantor in the Territory and which are primarily used by the Grantor in the marketing, sale and distribution of the Product in the Territory, together, in each case, with the goodwill symbolized thereby (the “Future Product Trademarks,” and collectively with the Purchased Trademarks, the “Product Trademarks”); provided that, (x) no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law and (y) no security interest is granted in and to any trademark, service mark, domain name, common law trade dress right, logo, design and slogan and other source identifier which is of general applicability to the Grantor or the Grantor’s corporate identity generally or that pertain to products or services of the Grantor other than or in addition to the Product including, without limitation, those identified in Part VII of Schedule V hereto;

(iii) all of the Grantor’s right, title and interest in and to all copyrights listed in Schedule V hereto in the Territory (the “Purchased Copyrights”) and to all copyrights in the Territory in and to (A) all materials comprising the NDAs in any media, (B) all materials comprising the books and records listed in Schedule VI hereto and (C) all materials comprising the Product Marketing Materials (as defined below), including, without limitation, those copyrights set forth in Schedule V hereto (the “Product Copyrights”);

(iv) all of the Grantor’s right, title and interest in and to all confidential and proprietary information, including, without limitation, know-how, including, without limitation, specifications, tangible or intangible manufacturing technology and processes, physical chemistry and formulation technology and processes, analytical testing and validation technology and processes, technical knowledge, tangible or intangible trade secrets, production processes and techniques, data and results, chemical samples or substances, inventions, research and development information, sources of supply, manufacturing, packaging and other equipment, including the design thereof, and all other factual knowledge, whether patentable or unpatentable, in each case, which are now or hereafter owned by the Grantor and primarily used by the Grantor in the manufacture, packaging, marketing, distribution, promotion, co-marketing, co-promoting, sale, offers for sale, use and importation of the Product in the Territory (collectively, the “Product Trade Secrets”);

(v) all of the Grantor’s right, title and interest in and to all market research, marketing plans, media plans, advertising, marketing-related clinical study results, form letters and medical queries, sales training materials, customer lists (including doctors, general purchasing organizations and pharmacists), promotional and marketing books and records, promotional and informational materials, including flyers, brochures, pamphlets, package inserts, product samples, medical education slides, monographs or CME program video cassettes, computer disks, CD-ROMs, websites, non-licensed software, tradeshow materials and booths, literature, journal articles or reprints, sales or other manuals or any similar materials or items, and advertising, in each case, which are now or hereafter owned by the Grantor in the Territory and primarily used by the Grantor in the marketing and promotion of the Products in the Territory (collectively, the “Product Marketing Materials”);

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule V hereto (as such Schedule V may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the form of Exhibit B hereto (an “IP Security Agreement Supplement”) executed by the Grantor and delivered to the Collateral Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all of the Grantor’s right, title and interest in and to all tangible embodiments of the foregoing and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto;

(viii) all of the Grantor’s right, title and interest in and to all agreements, permits, consents, orders, license agreements, sublicense agreements and franchises to which the Grantor, now or hereafter, is a party or a beneficiary, and which primarily relate to the license, sublicense, development, use or disclosure of any property not owned by the Grantor but is otherwise of any type described in clauses (i) through (vii) above and primarily used by the Grantor in the manufacture, production, shipment, marketing, sale or distribution of the Product in the Territory including, without limitation, the agreements set forth in Schedule V hereto, in each case to the extent permitted by applicable law (the “Product IP Agreements”) and including, without limitation, (i) all rights of the Grantor to receive moneys due and to become due under or pursuant to the Product IP Agreements, (ii) all rights of the Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Product IP Agreements, (iii) claims of the Grantor for damages arising out of or for breach of or default under the Product IP Agreements and (iv) the right of the Grantor to terminate the Product IP Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Product IP Agreement Collateral”); and

(ix) all of the Grantor’s right, title and interest in and to any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(j) all of the Grantor’s right, title and interest in and to books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the Grantor as set forth in Schedule VI hereto which primarily relate to the Grantor’s manufacture, production, shipment, marketing, sale or distribution of the Product in the Territory;

(k) all of the Grantor’s right, title and interest in and to (i) all other property, rights or assets which constitute the Purchased Assets within the meaning of the Transfer Agreement and (ii) all other licenses received by the Grantor as set forth in the Transfer Agreement; and

(l) all proceeds (including, without limitation, cash) of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (k) of this Section 1 and this clause (l)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) commercial tort claims described on Schedule IX hereto with respect to any of the foregoing Collateral.

Section 2. Security for Obligations. This Agreement secures the payment of all obligations of the Grantor now or hereafter existing under the Bridge Indenture, the Bridge Notes, the 2009 Indenture and the 2009 Notes, in each case, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the “Secured Obligations”).

Section 3. Grantor Remains Liable. Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) prior to the exercise of the Secured Parties’ rights under this Agreement, no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, the Indentures or the Notes, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Product Deposit Account.

(a) The Grantor shall: (i) on or prior to the date of this Agreement, open a lockbox deposit account (such account, together with any other account set forth on Schedule VIII as amended under the terms of Section 4(c) hereof, collectively, the “Product Deposit Account”) with a financial institution selected in its sole discretion (the “Pledged Account Bank”); and (ii) within 20 days after the date of this Agreement, deliver to the Collateral Agent a Deposit Account Control Agreement substantially in the form of Exhibit D hereto, or otherwise in form and substance reasonably satisfactory to the Collateral Agent (the “Deposit Account

Control Agreement”), authenticated by the Grantor, the Collateral Agent and the Pledged Account Bank.

(b) On and after the establishment of the Product Deposit Account, the Grantor covenants and agrees, so long as any Secured Obligation of the Grantor under the Indentures shall remain unpaid or be outstanding: (i) to instruct each Person obligated at any time to make any payment to the Grantor in respect of any Product Receivable to make such payment to the Product Deposit Account; (ii) to deposit all amounts it shall otherwise receive as payment in connection with any Product Receivable into the Product Deposit Account and (iii) not to instruct any Person obligated at any time to make any payment to the Grantor in respect of any Product Receivable to make such payment to any account other than the Product Deposit Account.

(c) The Grantor agrees that (i) so long as no Event of Default shall have occurred and be continuing, it will not open any new Product Deposit Account unless (A) the Collateral Agent shall have received at least 10 days’ prior written notice of such new Product Deposit Account, (B) the Collateral Agent shall have received promptly thereafter an amended Schedule VIII hereto which reflects such additional Product Deposit Account and (C) within 20 days after such new Product Deposit Account shall have been opened, the Collateral Agent shall have received a Deposit Account Control Agreement authenticated by the Grantor, the Collateral Agent and the Pledged Account Bank and (ii) at any time following the occurrence and during the continuance of an Event of Default, it will not open any new Product Deposit Account other than as requested by the Collateral Agent or as required under this Agreement and provided that (A) the Collateral Agent shall have received, in the case of a Pledged Account Bank that is not the Collateral Agent, a Deposit Account Control Agreement authenticated by such new bank and Grantor, or a supplement to an existing Deposit Account Control Agreement with such then existing Pledged Account Bank, covering such new Product Deposit Account and (B) the Collateral Agent shall have received promptly thereafter an amended Schedule VIII hereto which reflects such additional Product Deposit Account subject to a Deposit Account Control Agreement. The Grantor agrees that it will not at any time terminate any bank as a Pledged Account Bank or terminate any Product Deposit Account unless Grantor gives the Collateral Agent at least 10 days’ prior written notice of such termination (and, upon such termination, the Grantor shall deliver an amended Schedule VIII which reflects the deletion of such Product Deposit Account).

(d) Upon any termination by the Grantor of any Product Deposit Account pursuant to and in accordance with Section 4(c), the Grantor will immediately transfer all funds and property held in such terminated Product Deposit Account to another account listed on Schedule VIII and notify all obligors that were making payments with respect to Product Receivables to cease making payments to such terminated Product Deposit Account and to make all future payments to another Product Deposit Account listed on Schedule VIII hereto.

Section 5. Representations and Warranties. The Grantor represents and warrants that as of the date hereof:

(a) The Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto. The Grantor is located (within the meaning of

Section 9-307 of the UCC) and has its chief executive office in the state or jurisdiction set forth in Schedule I hereto. The information set forth in Schedule I hereto with respect to the Grantor is true and accurate in all respects. The Grantor has not previously changed its name, location of its chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed in Schedule IV hereto.

(b) All of the Product Equipment and Product Inventory of the Grantor are located at the places specified therefor in Schedule III hereto, as such Schedule III may be amended from time to time pursuant to Section 7(a). Executed copies of each Product IP Agreement and each Product Agreement and Assigned Agreement listed in Schedule II hereto have been delivered to the Collateral Agent. None of the Product Receivables, Product IP Agreement Collateral, Product Agreement Collateral or Assigned Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.

(c) The Grantor is the legal and beneficial owner of the Collateral, free and clear of any lien, security interest, pledge, or hypothecation (collectively, “Liens”, and each individually, a “Lien”), except for the security interest created under this Agreement and Permitted Encumbrances (as defined in the Transfer Agreement). No effective financing statement or other instrument similar in effect covering all or any part of such Collateral is on file in any recording or filing office, except such as may have been filed in favor of the Collateral Agent relating to the Indentures, the Notes and this Agreement.

(d) The Grantor has exclusive possession and control of the Product Equipment and Product Inventory other than the Product Equipment or Product Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Collateral Agent, is in effect and which leased premises or warehouse is so indicated by an asterisk on Schedule III hereto, as such Schedule III may be amended from time to time pursuant to Section 7(a). In the case of Product Equipment and Product Inventory located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Product Equipment and Product Inventory is located has (i) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any Product Equipment and Product Inventory, (ii) issued any document for any of the Grantor’s Product Equipment and Product Inventory, (iii) received notification of any secured party’s interest (other than the security interest granted hereunder) in the Grantor’s Product Equipment and Product Inventory or (iv) any Lien, claim or charge (based on contract, statute or otherwise) on such Product Equipment and Product Inventory.

(e) To the best of Grantor’s knowledge, the Product IP Agreements, Product Agreements and Assigned Agreements to which the Grantor is a party, true and complete and executed copies of which have been furnished to the Collateral Agent, have been duly authorized, executed and delivered by all parties thereto, have not been amended, amended and restated, supplemented or otherwise modified, are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. To the best of Grantor’s knowledge, there exists no default under any Product IP Agreement, Product Agreement or Assigned Agreement to which the Grantor is a party by any party thereto.

(f) Except for the filings of the Intellectual Property Security Agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office, all filings and other actions necessary to perfect the security interest in the Collateral of the Grantor created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral of the Grantor, securing the payment of the Secured Obligations.

(g) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by the Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by the Grantor and (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are in full force and effect and the recordation of the Intellectual Property Security Agreements referred to in Section 10(e) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements will, within 90 days of the date of this Agreement, be duly recorded and in full force and effect upon the acceptance of such recordations.

(h) The Grantor has no other deposit accounts in or to which payments in respect of the Product Receivables will be deposited or credited, other than the Product Deposit Account; provided, that prior to delivery of a Notice of Exclusive Control, Grantor will sweep deposits from the Product Deposit Account to other deposit accounts in its name on a regular basis.

(i) With respect to the Marketed Product NDAs (i) nothing has come to the attention of the Grantor which has led the Grantor to reasonably believe that any of the Marketed Product NDAs are not in good standing with the FDA and (ii) to the best of Grantor’s knowledge, there is no action or proceeding by any governmental or regulatory authority pending or threatened seeking the revocation or suspension of any regulatory approval relating to the sale of any Marketed Product in the Territory.

(j) As to itself and its Product Intellectual Property Collateral:

(i) To the best of Grantor’s knowledge, the Grantor’s use of the Product Intellectual Property Collateral does not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii) The Grantor is the exclusive owner of all right, title and interest in and to the Product Intellectual Property Collateral (other than the Product Intellectual Property Collateral which has been licensed to the Grantor), and is entitled to use all Product Intellectual Property Collateral subject only to the terms of the Product IP Agreements.

(iii) The Product Intellectual Property Collateral set forth in Schedule V hereto includes all of the patents, patent applications, domain names, trade dress, trademark registrations and applications, copyright registrations and applications and Product IP Agreements owned by or licensed to the Grantor which primarily relate to the manufacture, packaging, marketing, distribution, promotion, co-marketing, co-promotion, sale, offer for sale and importation of the Product in the Territory.

(iv) The Product Intellectual Property Collateral has not been adjudged invalid or unenforceable in whole or part, and to the best of the Grantor’s knowledge, is valid and enforceable. The Grantor is not aware of any uses of any item of Product Intellectual Property Collateral that could be expected to lead to such item becoming invalid or unenforceable.

(v) The Grantor will, within 10 days after the date of this Agreement, make all required filings and recordings and pay all required fees and taxes to record its interests in the Purchased Patents and Purchased Trademarks with the U.S. Patent and Trademark Office and record its interests in the registered Purchased Copyrights, if any, with the U.S. Copyright Office.

(vi) No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to the best of Grantor’s knowledge, threatened against the Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Product Intellectual Property Collateral, (ii) alleging that the Grantor’s rights in or use of the Product Intellectual Property Collateral with respect to the manufacture, production, shipment, marketing, sale or distribution of the Product in the Territory infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the Product Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. Except as set forth in Schedule V hereto, to the best of Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Product Intellectual Property Collateral or the Grantor’s rights in or use thereof in a manner that would have a material adverse effect on the Grantor. Except as set forth in Schedule V hereto, the Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Product Intellectual Property Collateral. The consummation of the transactions contemplated by the Indentures or the Transfer Agreement will not result in the termination or impairment of any of the Product Intellectual Property Collateral.

(vii) With respect to each IP Agreement: (A) to the best of Grantor’s knowledge, such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) to the best of Grantor’s knowledge, (I) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, and (II) the grant of such rights and interest will not constitute a material breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) the Grantor has not received any written notice of termination or cancellation under such IP Agreement; (D) the Grantor has not received any written notice of a material breach or default under such IP Agreement, which breach or default has not been cured; (E) the Grantor has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement other than as set forth in this Agreement; and (F) to the best of Grantor’s knowledge, (I) neither the Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and (II) no event has occurred that, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration under such IP Agreement.

(viii) To the best of the Grantor’s knowledge, (A) none of the Product Trade Secrets of the Grantor has been divulged, disclosed or misappropriated from the Grantor or to the material detriment of the Grantor for the benefit of any other Person other than the Grantor; (B) no employee, independent contractor or agent of the Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Grantor with respect to the Product Intellectual Property Collateral; and (C) no employee, independent contractor or agent of the Grantor is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Grantor’s Product Intellectual Property Collateral.

(ix) Except for the Prior Rights Agreements (as defined in Schedule II hereto), neither the Grantor nor the Product Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the Grantor’s use of the Product Intellectual Property Collateral with respect to the manufacture, production, shipment, marketing, sale or distribution of the Product in the Territory that would impair the validity or enforceability of such Product Intellectual Property Collateral in a manner that would have a material adverse effect on the Grantor.

Section 6. Further Assurances.

(a) The Grantor agrees that from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may request, in order to perfect and protect any pledge or security interest granted or purported to be granted by the Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of the Grantor. Without limiting the generality of the foregoing, the Grantor will promptly with respect to Collateral of the Grantor: (i) at the request of the Collateral Agent, mark conspicuously each document included in Inventory, Product Receivables or Product Receivables Agreements, and each Product IP Agreement, Product Agreement and Assigned Agreement and, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such document, Product Receivable, Product Receivable Agreement, Product IP Agreement, Product Agreement, Assigned Agreement or other Collateral is subject to the security interest granted hereby; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by the Grantor hereunder; and (iii) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by the Grantor under this Agreement has been taken. Upon request by the Collateral Agent, the Grantor will, at the Grantor’s expense, cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, an opinion of counsel, from outside counsel reasonably satisfactory to the Collateral Agent, as to such matters relating to the transactions contemplated hereby as the Collateral Agent may reasonably request; provided that the Collateral Agent shall be limited to one such request per calendar year.

(b) The Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, in each case without the signature of the Grantor, with respect to the Collateral. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) The Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of the Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d) Upon request of the Collateral Agent, the Grantor will, at the Grantor’s expense, cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, undated letters executed by the Grantor with respect to each new drug application set forth in Schedule VII providing the FDA notice of the transfer of all such drug applications (each, an “NDA Transfer Letter”), in substantially the form of Exhibit C hereto.

(e) The Grantor shall, as soon a practically possible after receipt of such documents from Lilly, provide to the Collateral Agent true and complete copies of each of the new drug applications and investigational new drug applications as filed with the FDA and as set forth in Schedule VII hereto, together with all supplements, pending supplements, amendments and reports with respect thereto contemplated by 21 C.F.R. § 314.81 as of the date of delivery.

Section 7. As to Product Equipment and Product Inventory.

(a) The Grantor will keep the Product Equipment and Product Inventory (other than Product Inventory sold in the ordinary course of business) at the places therefor specified in Section 5(b) or, upon written notice to the Collateral Agent within thirty (30) days after establishing any new location for Product Equipment or Product Inventory, at such other places designated by the Grantor in such notice. Upon the giving of such notice, Schedule III shall be automatically amended to add any new locations specified in the notice.

(b) The Grantor will cause the Product Equipment of the Grantor to be maintained and preserved in the same condition, repair and working order as when acquired, ordinary wear and tear excepted, and will make or cause to be made all repairs, replacements and other improvements in connection with the Product Equipment that are necessary or desirable to such end; provided, that the Grantor shall not be required to maintain and preserve or repair, replace or make any improvements to any of the Product Equipment if the Grantor shall determine that the maintenance, preservation, replacement or improvement of such Product Equipment is not desirable in the conduct of the Grantor’s business and that the failure to do so will not be materially disadvantageous to its business or to the Secured Parties.

(c) The Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, the Product Equipment and Product Inventory of the Grantor; provided, that the Grantor shall not be required to pay any such tax, assessment, governmental charge or levy, or claim (i) if the failure to do so would not be materially disadvantageous to the Grantor’s business or to the Secured Parties or (ii) if the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings. In producing its Product Inventory, the Grantor will comply in all material respects with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

Section 8. Insurance.

(a) The Grantor will, at its own expense, maintain insurance with respect to the Product Equipment and Product Inventory of the Grantor in such amounts, against such risks, in such form and with such insurers, as shall be reasonably satisfactory to the Collateral Agent from time to time. Each such policy shall in addition (i) name the Grantor and the Collateral Agent as insured parties and loss payees thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. The Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance.

(b) In case of any loss involving damage to Product Equipment or Product Inventory when subsection (c) of this Section 8 is not applicable, (i) the Grantor will make or cause to be made the necessary repairs to or replacements of such Product Equipment or Product Inventory and (ii) any proceeds of insurance properly received by or released to the Grantor shall be used by the Grantor, except as otherwise required hereunder, to pay or as reimbursement for the costs of such repairs or replacements; provided that, in each case, the Grantor shall not be required to make such repairs or replacements if the Grantor shall determine that paying for the costs of such repairs or replacements is not desirable in the conduct of the Grantor’s business and that the failure to do so will not be materially disadvantageous to its business, to the value of the Collateral (taken as a whole) or to the Secured Parties.

(c) If an Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Product Inventory or Product Equipment will be released by the Collateral Agent to the Grantor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require. To the extent that the amount of any such insurance payments exceeds the cost of any such repair, replacement or restoration, the Collateral Agent will not be required to release the amount thereof to the Grantor and may hold or continue to hold such amount as additional security for the Secured Obligations of the Grantor.

Section 9. Post-Closing Changes; Bailees; Collections on Product IP Agreements, Product Agreements, and Assigned Agreements; NDAs.

(a) The Grantor will not change its name, type of organization, jurisdiction of organization, organizational identification number or location from those referenced in Section 5(a) of this Agreement without first giving at least 30 days’ prior written notice to the Collateral Agent and taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. The Grantor will not change the location of the Product Equipment and Product Inventory from the locations therefor specified in Sections 5(a) and 5(b) without giving the Collateral Agent written notice within thirty days after such change. The Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Product IP Agreements, Product Agreements and Assigned Agreements, and will permit representatives of the Collateral Agent at any time during normal business hours and upon at least five (5) calendar days’ prior written notice to inspect and make abstracts from such records and other documents; provided, that, so long as no Event of Default has occurred and is continuing, the Collateral Agent shall be limited to one such inspection per calendar year. If the Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b) If any Collateral of the Grantor is at any time in the possession or control of a warehouseman, bailee or agent and if the Collateral Agent so requests the Grantor will (i) notify such warehouseman, bailee or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions (which shall permit such Collateral to be removed by the Grantor in the ordinary course of business until the Collateral Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing), (iii) use commercially reasonable efforts to cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and shall act solely on the instructions of the Collateral Agent without the further consent of the Grantor or any other Person from and after the time that such warehouseman, bailee or agent receives written notice from the Collateral Agent that an Event of Default has occurred and is continuing, and (iv) make such authenticated record available to the Collateral Agent.

(c) Except as otherwise provided in this subsection (c), the Grantor will continue to collect, at its own expense, all amounts due or to become due the Grantor under the Product IP Agreements, Product Agreements and Assigned Agreements. In connection with such collections, the Grantor may take (and, at the Collateral Agent’s direction upon the occurrence and during the continuance of an Event of Default, will take) such action as the Grantor (or, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent) may deem necessary or advisable to enforce collection of the Product IP Agreements, Product Agreements and Assigned Agreements; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to the Grantor of its intention to do so, to notify the obligors under any Product IP Agreements, Product Agreements, or Assigned Agreements of the assignment of such Product IP Agreements, Product Agreements or Assigned Agreements to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to the Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of the Grantor, to enforce collection of any such Product IP Agreements, Product Agreements or Assigned Agreements, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantor might have done, and to otherwise exercise all rights with respect to such Product IP Agreements, Product Agreements or Assigned Agreements, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by the Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence and during the continuance of the applicable Event of Default, (i) all amounts and proceeds (including, without limitation, instruments) received by the Grantor in respect of the Product IP Agreements, Product Agreements and Assigned Agreements shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be either (A) released to the Grantor to be applied to the Secured Obligations of the Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 17(b) and (ii) the Grantor will not adjust, settle or compromise the amount or payment of any amount due on any Product IP Agreements, Product Agreements or Assigned Agreements, release wholly or partly any obligor thereof, or allow any credit or discount thereon. If an Event of Default has occurred and is then continuing, the Grantor will not permit or consent to the subordination of its right to payment under any of the Product Agreements to any other indebtedness or obligations of the obligor thereunder, without the consent of the Collateral Agent.

(d) The Grantor covenants and agrees to maintain the Marketed Product NDAs in full force and effect, unless the Grantor shall have determined that the maintenance or enforcement of any Marketed Product NDA is no longer desirable in the conduct of the Grantor’s business and that the failure to do so will not be materially disadvantageous to its business or to the Secured Parties. This obligation of the Grantors shall not extend to Discontinued Product ANDAs.

Section 10. As to Intellectual Property Collateral.

(a) With respect to each material item of its Product Intellectual Property Collateral, the Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation and to the extent applicable, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the confidentiality of the Product Trade Secrets and the validity and enforceability of all Product Patents, Product Trademarks and registered Product Copyrights, if any, in accordance with the terms of Section 10(d) hereof, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Product Intellectual Property Collateral owned by the Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings; provided, that, unless an Event of Default shall have occurred and then be continuing, the Grantor shall not be required to make any of the filings, pay any of the amounts or take any of the actions described in this Section 10(a) (other than the registration and maintenance of the Purchased Trademarks in the U.S. Patent and Trademark Office and the payment of related fees and taxes) if the Grantor shall determine that the making of such filings, the paying of any such amounts or the taking of such actions is not desirable in the conduct of the Grantor’s business and that the failure to do so will not be materially disadvantageous to its business, to the value of the Collateral (taken as a whole) or to the Secured Parties. If an Event of Default has occurred and is continuing, the Grantor shall not, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any material Product Intellectual Property Collateral, or abandon any right to file an application for patent, trademark or copyright.

(b) The Grantor agrees promptly to notify the Collateral Agent if the Grantor becomes aware (i) that any material item of the Product Patents, Product Trademarks or registered Product Copyrights, if any, have been held by a final, binding and non-appealable order of any court invalid or unenforceable in the Territory, or (ii) of any final, binding and non-appealable adverse determination by any governmental authority regarding the Grantor’s ownership of any material item of the Product Intellectual Property Collateral or its right to register the same in the Territory.

(c) In the event that the Grantor becomes aware that any material item of the Product Intellectual Property Collateral is being infringed or misappropriated by a third party, the Grantor shall promptly notify the Collateral Agent and, to the extent permitted by applicable law, take such commercially reasonable actions, at its expense, as the Grantor deems reasonable and appropriate under the circumstances to protect or enforce such Product Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation, subject to the provisions of the Transfer Agreement or the applicable Product IP Agreement; provided, that, unless an Event of Default shall have occurred and then be continuing, the Grantor shall not be required to provide such notice or take any such actions if the Grantor shall determine that the taking of such actions is not desirable in the conduct of the Grantor’s business and that the failure to do so will not be materially disadvantageous to its business or to the Secured Parties.

(d) The Grantor shall, to the extent required by law, use proper statutory notice in connection with its use of each material item of its Product Intellectual Property Collateral. The Grantor shall not do or permit any act or knowingly omit to do any act whereby any of its Product Patents, Product Trademarks or registered Product Copyrights, if any, may lapse or become invalid or unenforceable or any of its Product Trade Secrets may be placed in the public domain unless the Grantor has determined that such Product Patents, Product Trademarks, registered Product Copyrights (if any) and Product Trade Secrets are no longer desirable in the conduct of the Grantor’s business and that the failure to do so will not be materially disadvantageous to its business or to the Secured Parties; provided, that such determination may not be made by the Grantor without the written consent of the Collateral Agent if an Event of Default has occurred and is then continuing.

(e) With respect to its Product Patents, registered Product Trademarks and registered Product Copyrights, if any, the Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Product Patents, registered Product Trademarks and registered Product Copyrights, if any, with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Product Patent, registered Product Trademarks and registered Product Copyrights, if any.

(f) The Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(i) that is not on the date hereof a part of the Product Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Product Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. The Grantor shall give prompt written notice to the Collateral Agent identifying Product Patents, registered Product Trademarks and registered Product Copyrights comprising a part of the After-Acquired Intellectual Property, and the Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an IP Security Agreement Supplement substantially in the form of Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent covering such Product Patents, registered Product Trademarks and registered Product Copyrights which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Product Patents, registered Product Trademarks and registered Product Copyrights.

Section 11. As to the Product IP Agreements, Product Agreements and Assigned Agreements.

(a) The Grantor will at its expense:

(i) (x) perform and observe all terms and provisions of the Product IP Agreements, Product Agreements and Assigned Agreements to be performed or observed by it, except where the failure to so perform and observe such terms and provisions would not have a material adverse effect on the Grantor or on the value of the Collateral (taken as a whole); (y) maintain the Product IP Agreements, Product Agreements and Assigned Agreements to which it is a party in full force and effect and enforce the Product IP Agreements, Product Agreements and Assigned Agreements to which it is a party in accordance with the terms thereof unless the Grantor shall have determined that the maintenance or enforcement of such Product IP Agreements, Product Agreements or Assigned Agreements is no longer desirable in the conduct of the Grantor’s business and that the failure to do so will not be materially disadvantageous to its business, to the value of the Collateral (taken as a whole) or to the Secured Parties; and (z) upon the occurrence and during the continuance of an Event of Default, take all such action to such end as may be reasonably requested from time to time by the Collateral Agent with respect to such Product IP Agreements, Product Agreements or Assigned Agreements; and

(ii) upon the occurrence and during the continuance of an Event of Default (A) furnish to the Collateral Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by the Grantor under or pursuant to the Product IP Agreements, Product Agreements or Assigned Agreements to which it is a party, (B) furnish to the Collateral Agent such information and reports regarding the Product IP Agreements, Product Agreements or Assigned Agreements and such other Collateral of the Grantor as the Collateral Agent may reasonably request and (C) upon request of the Collateral Agent make to each other party to any Product IP Agreements, Product Agreement or Assigned Agreement to which it is a party such demands and requests for information and reports or for action as the Grantor is entitled to make thereunder.

(b) The Grantor agrees that it will not:

(i) cancel or terminate before its scheduled expiration date any Product IP Agreement, Product Agreement or Assigned Agreement to which it is a party or consent to or accept any cancellation or termination thereof;

(ii) amend, amend and restate, supplement or otherwise modify any such Product IP Agreement, Product Agreement or Assigned Agreement or give any consent, waiver or approval thereunder; or

(iii) waive any default under or breach of any such Product IP Agreement, Product Agreement or Assigned Agreement;

unless, in any of the foregoing cases, the Grantor shall have determined that the taking of any such actions is desirable in the conduct of the Grantor’s business and will not be materially disadvantageous to its business, to the value of the Collateral (taken as a whole) or to the Secured

Parties; provided, that such determination may not be made by the Grantor without the written consent of the Collateral Agent if an Event of Default has occurred and is then continuing.

(c) At the request of the Collateral Agent made at any time following the occurrence and during the continuance of an Event of Default, the Grantor will make commercially reasonable efforts to cause each party to the Product IP Agreements, Product Agreements and Assigned Agreements to which the Grantor is a party to execute and deliver to such Grantor a consent and agreement, in form and substance reasonably satisfactory to the Collateral Agent, to the assignment of the Product IP Agreement Collateral, Product Agreement Collateral or Assigned Agreement Collateral to the Collateral Agent pursuant to this Agreement.

Section 12. Payments Under the Product IP Agreements, Product Agreements and Assigned Agreements.

(a) Upon the occurrence and during the continuance of an Event of Default, the Grantor shall, upon the Collateral Agent’s written request, instruct each other party to each Product IP Agreement, Product Agreement and Assigned Agreement to which it is a party that all payments due or to become due under or in connection with such Product IP Agreement, Product Agreement or Assigned Agreement will be made directly to the Collateral Agent.

(b) All moneys received or collected pursuant to subsection (a) above shall be applied as provided in Section 17(b).

Section 13. Transfers and Other Liens. The Grantor agrees that it will not (a) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral (other than Product Inventory in the ordinary course of business and Product Equipment if the Grantor shall have determined that such Product Equipment is no longer desirable in the conduct of the Grantor’s business and the sale, assignment and disposition of such Product Equipment will not be materially disadvantageous to its business, to the value of the Collateral (taken as a whole) or to the Secured Parties), without the prior written consent of the Collateral Agent, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of the Grantor except for the pledge, assignment and security interest created under this Agreement and Permitted Encumbrances; provided, that nothing contained in this Section 13 shall prohibit the Grantor from granting in the ordinary course of business pursuant to a transaction not tantamount to a sale any license or sublicense to any of the Product Intellectual Property Collateral.

Section 14. Collateral Agent Appointed Attorney-in-Fact. The Grantor hereby irrevocably appoints the Collateral Agent the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time after the occurrence and during the continuance of an Event of Default and in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 8,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Product IP Agreement, Product Agreement or Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 15. Collateral Agent May Perform. If the Grantor fails to perform any agreement contained herein within 5 days after the Grantor’s receipt of written notice from the Collateral Agent of such failure, the Collateral Agent may, as the Collateral Agent deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Grantor under Section 18.

Section 16. The Collateral Agent’s Duties.

(a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession, if any, and the accounting for moneys actually received by it hereunder, and as otherwise provided in Section 16(c), the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time and upon prior written notice to the Grantor, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by the Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of the Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, (iii) the Subagent shall execute and deliver to the Grantor an agreement in form and substance reasonably satisfactory to the Grantor and the Collateral Agent pursuant to which the Subagent agrees to be bound by all of the provisions of this Agreement which are applicable to the Collateral Agent and (iv) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that (x) no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent and (y) in no event shall any Subagent be a direct or indirect supplier, customer or competitor of the Grantor.

(c) The Collateral Agent agrees that it will keep confidential and will not disclose, divulge or use for any purpose any information which the Collateral Agent may obtain, directly or indirectly, from the Grantor or any of the Grantor’s agents including, without limitation, any and all Product Trade Secrets and any and all information contained in reports and other materials and information submitted or made available by the Grantor to the Collateral Agent (the “Confidential Information”), unless such Confidential Information is generally known, or until such Confidential Information becomes generally known, to the public (other than as a result of a breach of this Section 16(c)); provided, however, that the Collateral Agent may disclose Confidential Information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their respective services in connection with the Collateral Agent’s rights and obligations as collateral agent under this Agreement, (b) as may otherwise be required by law; provided, that the Collateral Agent provides the Grantor prompt written notice thereof before making any such disclosure and provides reasonable cooperation to the Grantor at the Grantor’s expense to obtain a protective order or other similar determination with respect to the Confidential Information that may be required to be disclosed, or (c) to the extent necessary to exercise its right to foreclosure and sale proceedings as contemplated in Section 17 in respect of the Collateral upon the occurrence and during the continuance of an Event of Default.

(d) The Collateral Agent covenants and agree that unless an Event of Default has occurred and is continuing, it shall not: (i) deliver any NDA Transfer Letter to the FDA or assert rights to ownership of the new drug applications or applications covered thereby or (ii) deliver a Notice of Exclusive Control (as defined in the Deposit Account Control Agreement) or any similar document to the Pledged Account Bank or assert rights of dominion or control over the Product Deposit Account.

Section 17. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by the Grantor where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to the Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of the Grantor under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of the Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Product IP Agreements, the Product Agreements, the Assigned Agreements, the Product Receivables, the Product Receivables Agreements and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Product IP Agreements, the Product Agreements, the Assigned Agreements, the Product Receivables, the Product Receivables Agreements the and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 16) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with the terms of the Indentures. Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by the Grantor under or in connection with any Product IP Agreement, Product Agreement or Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) In the event of any sale or other disposition of any of the Product Intellectual Property Collateral of the Grantor at the action of the Collateral Agent, the goodwill symbolized by any Product Trademarks subject to such sale or other disposition shall be included therein, and the Grantor shall supply to the Collateral Agent or its designee the Grantor’s know-how and expertise, and documents and things relating to any Product Intellectual Property Collateral subject to such sale or other disposition, and the Grantor’s customer lists and other records and documents relating to such Product Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of the Grantor.

(e) The Collateral Agent may (i) complete each NDA Transfer Letter indicating the name of the transferee and dating the NDA Transfer Letter, (ii) forward the NDA Transfer Letter to the FDA and (iii) assert all rights to ownership of the new drug application or applications covered thereby.

Section 18. Indemnity and Expenses.

(a) The Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) The Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of the Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

Section 19. Amendments; Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any party hereto from any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, the Grantor, and the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (as determined under the applicable Indenture), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the filing with the Collateral Agent of evidence of the consent of the Grantor and the Holders to any such amendment, waiver or consent as aforesaid, the Collateral Agent shall join in the execution of such amendment, waiver or consent unless such amendment, waiver or consent affects the Collateral Agent’s own rights, duties or immunities under this Agreement, in which case, the Collateral Agent may, in its discretion, but shall not be obligated to, execute such amendment, waiver or consent. No failure on the part of the Collateral Agent or any other Secured Party or the Grantor to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 20. Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including telecopier or telex communication) and mailed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Grantor or the Collateral Agent, addressed to it at its address set forth opposite the Grantor’s or Collateral Agent’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied, telexed, sent by electronic mail or otherwise, be effective when deposited in the mails, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 21. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the earlier of (i) the satisfaction in full of the applicable outstanding Notes and (ii) in the case of the 2009 Notes, the conversion of the entire outstanding principal amount of the 2009 Notes into Common Stock, (b) be binding upon the Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.

Section 22. Release; Termination.

(a) Upon any sale, lease, transfer or other disposition of any item of Collateral of the Grantor in accordance with the terms of this Agreement (other than sales of Product Inventory in the ordinary course of business), the Collateral Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default or Event of Default shall have occurred and be continuing, (ii) the Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of the Grantor to the effect that the transaction is in compliance with the Indentures and this Agreement and as to such other matters as the Collateral Agent may request, (iii) the Grantor shall have delivered any opinions as required under the Indentures and Section 314(d) of the Trust Indenture Act of 1939 and (iv) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with the Indentures shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent.

(b) Upon the latest of (i) the payment in full in cash of the Secured Obligations and (ii) the maturity date of the Notes in effect from time to time, the pledge and security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Collateral Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

Section 23. Security Interest Absolute. The obligations of the Grantor under this Agreement are independent of the Secured Obligations or any other Obligations of any other party under or in respect of the Indentures and the Notes, and a separate action or actions may be brought and prosecuted against the Grantor to enforce this Agreement, irrespective of whether any action is brought against the Grantor under the Indentures or the Notes. All rights of the Collateral Agent and the other Secured Parties and the pledge, assignment and grant of a security interest hereunder, and all obligations of the Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and the Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of either Indenture or any Note in effect from time to time, or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other Obligations of the Grantor under or in respect of the Indentures and the Notes or any other amendment or waiver of or any consent to any departure from the Indentures or the Notes, including, without limitation, any increase in the Secured Obligations resulting from the issuance of additional Notes to any Person;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d) any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of the Grantor under or in respect of the Indentures and the Notes or any other assets of the Grantor;

(e) any change, restructuring or termination of the corporate structure or existence of the Grantor;

(f) the failure of any other Person to execute this Agreement or any other agreement or the release or reduction of liability of the Grantor with respect to the Secured Obligations; or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Grantor.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of the Grantor or otherwise, all as though such payment had not been made.

Section 24. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 25. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 26. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 27. WAIVER OF JURY TRIAL. EACH OF THE GRANTOR AND EACH SECURED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE SECURED PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the Grantor and the Collateral Agent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices:	GRANTOR

397 Eagleview Boulevard Exton, Pennsylvania 19341 Fax: (610) 458-7380 Attention: General Counsel	VIROPHARMA INCORPORATED
	By	/s/ Michel de Rosen
	Title:	President and Chief Executive Officer

Address for Notices:	COLLATERAL AGENT

One Federal Street, 3rd Floor Boston, Massachusetts 02110 Fax: (617) 603-6553 Attention: Alison Nadeau	U.S. BANK NATIONAL ASSOCIATION
	By:	/s/ Alison D.B. Nadeau
	Title:	Vice President

[signature page to Security Agreement]

SCHEDULE I TO THE

SECURITY AGREEMENT

CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION AND

ORGANIZATIONAL IDENTIFICATION NUMBER

Grantor	Chief Executive Office	Place Where Agreements are Maintained	Type of Organization	Jurisdiction of Organization	Organization I.D. No.
ViroPharma Incorporated	397 Eagleview Boulevard Exton, PA 19341	397 Eagleview Boulevard Exton, PA 19341	Corporation	Delaware	2435760

SCHEDULE II TO THE

SECURITY AGREEMENT

PRODUCT AGREEMENTS AND ASSIGNED AGREEMENTS

Grantor	Product Agreement
ViroPharma Incorporated	Assignment, Transfer and Assumption Agreement, dated as of October 18, 2004 between the Grantor and Lilly

ViroPharma Incorporated	Manufacturing Agreement, dated as of November 9, 2004, between the Grantor and Lilly

ViroPharma Incorporated	Transition Services Agreement, dated as of November 9, 2004, between the Grantor and Lilly

ViroPharma Incorporated	Cooperation Agreement, dated as of October 18, 2004, between the Grantor and Lilly

ViroPharma Incorporated	Quality Agreement, dated as of November 9, 2004, between the Grantor and Lilly.

Grantor	Assigned Agreement
ViroPharma Incorporated	Trademark Prior Rights Agreement, dated as of 09/01/61, between Lilly and Van Camp Sea Food Co.

Trademark Prior Rights Agreement, dated as of 12/21/90, between Lilly and Imperial Chemical Industries Plc. (collectively, the “Prior Rights Agreements”)

SCHEDULE III TO THE

SECURITY AGREEMENT

DESCRIPTIONS & LOCATIONS OF PRODUCT EQUIPMENT AND PRODUCT INVENTORY

ViroPharma Incorporated

Product Equipment

None

Product Inventory

A. Description: Approximately [***] of Polyethylene glycol, otherwise known as “PEG,” which is purchased by Grantor from Lilly pursuant to the Transfer Agreement

B. Location: Lilly Corporate Center, Indianapolis, IN 46285*

*	Subject to Bailee Subordination

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE IV TO THE

SECURITY AGREEMENT

CHANGES IN NAME, LOCATION, ETC.

Changes in the Grantor’s Name (including new grantor with a new name and names associated with all predecessors in interest of the Grantor)

None

Changes in the Grantor’s Chief Executive Office

On July 19, 2004, the Grantor moved from 405 Eagleview Boulevard, Exton, PA 19341 to its current location

Changes in the Location of Product Equipment and Product Inventory

None

Changes in the Type of Organization

None

Changes in the Jurisdiction of Organization

None

Changes in the Organizational Identification Number

None

SCHEDULE V TO THE

SECURITY AGREEMENT

INTELLECTUAL PROPERTY

I. Product Patents

Grantor	Patent Titles	Country	Patent No.	Applic. No.	Filing Date	Issue Date
ViroPharma Incorporated	Vancomycin-HCL Solutions and Lyophilization Thereof	United States	4,885,275	07/109,885	10/15/87	12/05/89
ViroPharma Incorporated	Vancomycin Precipitation Process	United States	5,037,652	07/315,751	02/27/89	08/06/91
ViroPharma Incorporated	Chromatographic Purification Process*	United States	4,874,843	07/128,351	12/03/87	10/17/89
ViroPharma Incorporated	Glycopeptide Recovery Process*	United States	4,845,194	07/019,914	02/27/87	07/04/89

*	Patents are licensed from Lilly and are not Purchased Patents.

II. Product Trademarks & Trade Dress

Grantor	Trademark/ Trade Dress	Country	Mark	Reg. No.	Registration Date
ViroPharma Incorporated	Vancocin (vancomycin hydrochloride)	United States	VANCOCIN	683928	08/25/59
ViroPharma Incorporated	Pulvules*	United States		144210
ViroPharma Incorporated	Parabaloidal Capsule*	United States		732393

*	Trademarks/Trade Dress are licensed from Lilly and are not Purchased Trademarks.

III. Domain Names

All internet domain names, and the registrations therefore, that are comprised, in whole or in part, of the Trademarks, including, without limitation the following:

Vancocin.us

Vancomycin.net

Vancomycin.org

V. Product Copyrights

Grantor	Title of Work	Country	Title	Reg. No.	Applic. No.	Filing Date	Issue Date
None

VI. Product IP Agreements

Grantor	IP Agreements
ViroPharma Incorporated	Assignment, Transfer and Assumption Agreement, dated as of October 18, 2004, between the Grantor and Lilly

VII. ViroPharma Incorporated Registered Product Trademarks

Trademark	Country	Reg. No.	Registration Date
VIROPHARMA INCORPORATED (w/design)	United States	2373217	8/1/2000

VIROPHARMA	United States	2373218	8/1/2000

VIROPHARMA	United States	2459907	6/12/2001

VIROPHARMA INCORPORATED (w/design)	United States	2457511	6/15/2001

To the best of Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Product Intellectual Property Collateral or the Grantor’s rights in or use thereof in a manner that would have a material adverse effect on the Grantor except that:

Lilly informed Grantor that Lilly is aware that Marketed Product is offered for sale on internet web sites and that unauthorized re-importation or importation into the Territory of Marketed Products may have occurred and may be occurring but that such quantities, to Lilly’s knowledge, are not material. Lilly informed Grantor that Lilly is not aware of importation of any corresponding infringing or gray market goods, except as may be indicated by the offer for sale of Marketed Product on internet web sites.

Lilly informed Grantor that it is aware that the domain name “VANCOCIN.COM” has been registered by Thao Spriet, 95 Beaverwood Dr., Hill City, Kansas 67642. Lilly has not licensed this use of the Vancocin trademark, or taken any other action with respect to this issue.

SCHEDULE VI TO THE

SECURITY AGREEMENT

BOOKS AND RECORDS

All regulatory files related to the Marketed Product, including correspondence with DDMAC.

All archived scripts and FAQs used by Lilly in connection with customer and physician inquiries and complaints in the course of performing the Activities (as defined in the Transfer Agreement).

SCHEDULE VII TO THE

SECURITY AGREEMENT

NEW DRUG APPLICATIONS, ABBREVIATED NEW

DRUG APPLICATIONS & INVESTIGATIONAL NEW DRUG APPLICATIONS

Discontinued Product ANDAs

Grantor	ANDA No.	Description

Grantor	61-667	Oral Solution

Grantor	60-180	IV

Grantor	62-476	IV

Grantor	62-716	IV (ADD-VANTAGE)*

Grantor	62-812	IV

Grantor	23,016 (IND)	IV

Marketed Product NDAs

Grantor	NDA No.	Description
Grantor	50-606	Oral Capsules

*	In order to use this ANDA a license to the [***] from [***] is required.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE VIII TO THE

SECURITY AGREEMENT

PRODUCT DEPOSIT ACCOUNT

Grantor	Name of Account	Name and Address of Pledged Account Bank	Account Number
ViroPharma Incorporated	deposit account	Comerica Bank	[***]

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE IX TO THE

SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

None.

EXHIBIT A TO THE

SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “IP Security Agreement”) dated [            ], 2004, is made by ViroPharma Incorporated, a Delaware corporation (the “Grantor”) in favor of [U.S. Bank National Association], as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement referred to below).

WHEREAS, the Grantor has entered into an Indenture dated as of October 18, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Bridge Indenture”), with US Bank National Association, as Trustee, pursuant to which the Grantor has authorized the issuance of 10% Senior Secured Bridge Notes due 2005 (the “Bridge Notes”). Upon the fulfillment of certain conditions set forth in the Bridge Indenture, the Bridge Notes shall automatically be exchanged for Grantor’s 6% Convertible Senior Secured Notes due 2009 (as they may hereafter be amended, amended and restated, supplemented, or otherwise modified from time to time, the “2009 Notes,” and together with the Bridge Notes, collectively, the “Notes”) issued pursuant to an Indenture entered into between Grantor and Trustee, dated as of October 18, 2004 (as it may hereafter be amended, amended and restated, supplemented, or otherwise modified from time to time, the “2009 Indenture,” and together with the Bridge Indenture, each an “Indenture” and collectively the “Indentures”). Terms defined in the Indentures and the Security Agreement (as defined herein) and not otherwise defined herein are used herein as defined in the Indentures and the Security Agreement.

WHEREAS, the Grantor has executed and delivered that certain Security Agreement dated November 9, 2004 made by the Grantor to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantor, and has agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

1. Grant of Security. The Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of the Grantor’s right, title and interest in and to the following (the “Collateral”):

a. the patents and patent applications set forth in Schedule A hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof (the “Patents”);

b. the trademark and service mark registrations and applications set forth in Schedule B hereto and all renewals thereof (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

c. all copyrights, whether registered or unregistered, now owned or hereafter acquired by the Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses, as set forth in Schedule C hereto (the “Copyrights”);

d. all other rights in the foregoing of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto;

e. any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

f. any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

2. Security for Obligations. The grant of a security interest in, the Collateral by the Grantor under this IP Security Agreement secures the payment of all Obligations of the Grantor now or hereafter existing under or in respect of the Indentures and the Notes, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

3. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

VIROPHARMA INCORPORATED

By
Name:
Title:

Address for Notices: 397 Eagleview Boulevard Exton, Pennsylvania 19341 Fax: (610) 458-7380 Attention: General Counsel

EXHIBIT B TO THE

SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated [                    ], 2004, is made by ViroPharma Incorporated, a Delaware corporation (the “Grantor”), in favor of [U.S. Bank National Association], as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement referred to below).

WHEREAS, the Grantor has entered into an Indenture dated as of October 18, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Bridge Indenture”), with US Bank National Association, as Trustee, pursuant to which the Grantor has authorized the issuance of 10% Senior Secured Bridge Notes due 2005 (the “Bridge Notes”). Upon the fulfillment of certain conditions set forth in the Bridge Indenture, the Bridge Notes shall automatically be exchanged for Grantor’s 6% Convertible Senior Secured Notes due 2009 (as they may hereafter be amended, amended and restated, supplemented, or otherwise modified from time to time, the “2009 Notes,” and together with the Bridge Notes, collectively, the “Notes”) issued pursuant to an Indenture entered into between Grantor and Trustee, dated as of October 18, 2004 (as it may hereafter be amended, amended and restated, supplemented, or otherwise modified from time to time, the “2009 Indenture,” and together with the Bridge Indenture, each an “Indenture” and collectively the “Indentures”). Terms defined in the Indentures and the Security Agreement (as defined herein) and not otherwise defined herein are used herein as defined in the Indentures and the Security Agreement.

WHEREAS, the Grantor has executed and delivered that certain Security Agreement dated November 9, 2004 made by the Grantor to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated November 9, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

1. Grant of Security. The Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Grantor’s right, title and interest in and to the following (the “Additional Collateral”):

a. the patents and patent applications set forth in Schedule A hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof (the “Patents”);

b. the trademark and service mark registrations and applications set forth in Schedule B hereto and all renewals thereof (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

c. the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

d. all other rights in the foregoing of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto;

e. all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

f. any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

2. Supplement to Security Agreement. Schedule V to the Security Agreement is, effective as of the date hereof, hereby supplemented to add to such Schedule the Additional Collateral.

3. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Obligations of the Grantor now or hereafter existing under or in respect of the Indentures and the Notes, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

4. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

5. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

6. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

VIROPHARMA INCORPORATED

By
Name:
Title:

Address for Notices: 397 Eagleview Boulevard Exton, Pennsylvania 19341 Fax: (610) 458-7380 Attention: General Counsel

EXHIBIT C TO THE

SECURITY AGREEMENT

FORM OF NDA TRANSFER LETTER

(VIROPHARMA INCORPORATED LETTERHEAD)

[Date]

[Food and Drug Administration

1390 Piccard Drive

Rockville, MD 20850]

Re:	Transfer of Ownership

New Drug Application NDA [                    ], NDA No. [            ]

To Whom It May Concern:

We are hereby informing you, in accordance with Section 505 of the Federal Food, Drug and Cosmetic Act, and 21 C.F.R. § 314.72, that as of the date of this letter, all rights to the New Drug Application described below (the “NDA”), which prior to such date was officially owned and held by ViroPharma Incorporated, have been transferred to:

(the “Transferee”) and that such Transferee is the new official owner and responsible party for the following NDA:

NDA [                ] (                                    ) and any supplements and amendments thereto (see attached list).

In accordance with 21 C.F.R. §314.72, the Transferee has received from ViroPharma Incorporated a complete copy of the above-referenced NDA and any supplements, amendments, and records required to be kept under 21 C.F.R. § 314.81.

Should any questions arise in connection with the above, please do not hesitate to contact me.

Sincerely,

VIROPHARMA INCORPORATED

By:
Title:

ATTACHMENT TO VIROPHARMA INCORPORATED

OWNERSHIP TRANSFER OF NDA

[                                                     ]

EXHIBIT D TO THE

SECURITY AGREEMENT

FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement dated as of                     , 2004 (this “Agreement”) among ViroPharma Incorporated, a Delaware corporation (the “Debtor”), U.S. Bank National Association, as collateral agent for the Secured Parties (the “Collateral Agent”) and                     , (the “Financial Institution”). Capitalized terms used but not defined herein shall have the meaning assigned thereto or by reference thereto in the Security Agreement dated                     , 2004, between the Debtor and the Collateral Agent (as it may be amended, restated or modified from time to time, the “Security Agreement”). All references herein to the “UCC” means the Uniform Commercial Code as in effect in the State of New York.

1. Establishment of Deposit Account. The Financial Institution hereby confirms and agrees that:

a. The Financial Institution has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Deposit Account”) and the Financial Institution shall not change the name or account number of the Deposit Account without the prior written consent of the Collateral Agent.

b. The Financial Institution is a “bank” as defined in Section 9-102 (a)(8) of Article 9 of the UCC. The Deposit Account is a “deposit account” as defined in Section 9-102(a)(29) of Article 9 of the UCC.

2. Control of the Deposit Account. If at any time the Financial Institution shall receive any written instructions originated by the Collateral Agent directing the disposition of funds in the Deposit Account, the Financial Institution shall comply with such instructions without further consent by the Debtor or any other person. The Financial Institution may also comply with instructions directing the disposition of funds in the Deposit Account originated by Debtor or its authorized representatives until such time as the Collateral Agent delivers a written notice to Financial Institution that the Collateral Agent is thereby exercising exclusive control over the Deposit Account. Such notice is referred to herein as the “Notice of Exclusive Control.” After Financial Institution receives a Notice of Exclusive Control, it will cease complying with instructions concerning the Deposit Account or funds on deposit therein originated by Debtor or its representatives.

3. Subordination of Lien; Waiver of Set-Off. In the event that the Financial Institution has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Deposit Account or any funds credited thereto, the Financial Institution hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. Money and other items credited to the Deposit Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Financial Institution may set off (a) all amounts due to the Financial Institution in respect of customary fees and expenses for the routine maintenance and operation of the Deposit Account and (b) the face amount of any checks that have been credited to such Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

4. Choice of Law. This Agreement and the Deposit Account shall each be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Financial Institution’s jurisdiction (within the meaning of Section 9-304 of Article 9 of the UCC) and the Deposit Account shall be governed by the laws of the State of New York.

5. Conflict with Other Agreements.

a. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail (including without limitation, any other agreement referred to in the second sentence of Section 4 hereof).

b. No amendment or modification of this Agreement or waiver of any provision hereof shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

c. The Financial Institution hereby confirms and agrees that:

i. There are no other agreements entered into between the Financial Institution and the Debtor with respect to the Deposit Account; and

ii. It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating to the Deposit Account and/or any funds credited thereto pursuant to which it has agreed to comply with instructions originated by such person as contemplated by Section 9-104 of Article 9 of the UCC.

6. Adverse Claims. The Financial Institution does not know of any Liens, claims or encumbrances relating to the Deposit Account. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Deposit Account, the Financial Institution will promptly notify the Collateral Agent and the Debtor thereof.

7. Maintenance of Deposit Account. In addition to, and not in lieu of, the obligation of the Financial Institution to honor instructions as set forth in Section 2 hereof, the Financial Institution agrees to maintain the Deposit Account as follows:

a. Statements and Confirmations. The Financial Institution will promptly send copies of all statements, confirmations and other correspondence concerning the Deposit Account simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 11 of this Agreement.

b. Tax Reporting. All interest, if any, relating to the Deposit Account, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

8. Representations, Warranties and Covenants of the Financial Institution. The Financial Institution hereby makes the following representations, warranties and covenants:

a. The Deposit Account has been established as set forth in Section 1 and such Deposit Account will be maintained in the manner set forth herein until termination of this Agreement.

b. This Agreement is the valid and legally binding obligation of the Financial Institution.

9. Indemnification of Financial Institution. The Debtor and the Collateral Agent hereby agree that the Debtor, its successors and assigns shall at all times indemnify and save harmless the Financial Institution from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Financial Institution with the terms hereof, except to the extent that such arises from the Financial Institution’s gross negligence or willful misconduct, and from and against any and all liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

10. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Financial Institution and by sending written notice of such assignment to the Debtor.

11. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	ViroPharma Incorporated
397 Eagleview Boulevard
Exton, Pennsylvania 19341
Attention: General Counsel
Telecopier: 610-458-7380

Collateral Agent:	U.S. Bank, National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Alison Nadeau
Telecopier: (617) 603-6553

Financial Institution:	[Name]
[Address]
Attention:
Telecopier:

Any party may change its address for notices in the manner set forth above.

12. Termination; Survival.

a. The Collateral Agent may terminate this Agreement by notice to the Financial Institution and the Debtor. If the Collateral Agent notifies the Financial Institution that it has released its security interest in the Deposit Account, this Agreement will immediately terminate.

b. The Financial Institution may terminate this Agreement on 60 days’ prior notice to the Collateral Agent and the Debtor, provided that before such termination the Financial Institution and the Debtor shall make arrangements to transfer the property credited to the Deposit Account to another Financial Institution that shall have executed, together with the Debtor, a deposit account control agreement in favor of the Collateral Agent in respect of such property in substantially the form of this Agreement or otherwise in form and substance reasonably satisfactory to the Collateral Agent.

13. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Deposit Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

VIROPHARMA INCORPORATED

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[NAME OF INSTITUTION SERVING AS FINANCIAL INSTITUTION]

By:
Name:
Title: